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                                                                   EXHIBIT 5.1

                   OPINION AND CONSENT OF IRELL & MANELLA LLP

                   __________________________________________


                        (Irell & Manella LLP Letterhead)


                                December 1, 1997



Ocal, Inc.
14538 Keswick Street
Van Nuys, CA  91405

Dear Gentlemen and Ladies:

  We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 400,000 shares of the Common Stock (the "Common Stock") of Ocal, Inc., a Delaware corporation (the "Company), for issuance and sale pursuant to the Company's 1995 Stock Option Plan, as amended (the "Plan"). As such counsel, we have examined the proceedings proposed to be taken in connection with the Plan and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

  Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the sale and issuance of the Common Stock, such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Sincerely yours,


                                   IRELL & MANELLA LLP